Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of December 3, 2019 (the “Effective Date”), by and between Frontier Communications Corporation, a Delaware corporation (the “Company”), and Bernard L. Han, an individual (the “Executive”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Section 22.

WHEREAS, the Executive and the Company are party to that certain Consulting Agreement, dated as of September 24, 2019 (the “Consulting Agreement”), which this Agreement shall replace and supersede in its entirety, effective as of the Effective Date;

WHEREAS, the Executive currently provides services as an independent contractor to the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms and conditions for the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Term. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to continue to be so employed, commencing as of the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Term”). On the last day of the Initial Term and each anniversary thereof, the term of this Agreement shall be automatically extended for an additional one-year period, unless either party hereto elects not to extend this Agreement by giving written notice to the other party at least 60 days prior to any such renewal date. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 4. The period of time between the Effective Date and the termination of the Executive’s employment hereunder is referred to herein as the “Term.” Upon any termination of the Executive’s employment with the Company, the Executive shall be deemed to have resigned from all positions with the Company and all of its subsidiaries.

2.            Position and Duties.

(a)         During the Term, the Executive shall serve as President and Chief Executive Officer of the Company. In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons serving in a similar capacity in similarly sized companies, and such other duties, authorities and responsibilities as the Board of Directors of the Company (the “Board”) shall designate from time to time that are not inconsistent with the Executive’s position. The Executive shall report directly to the Board.

(b)         The Executive shall devote substantially all of the Executive’s business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company; provided that the Executive shall be entitled to: (i) with the prior written consent of the Board, serve as a member of the board of directors (or equivalent governing body) of a reasonable number of other non-competitive companies (it being understood and agreed that the Executive’s service on the board of directors of Frontier Group Holdings, Inc. has been approved by the Board as of the Effective Date), (ii) serve on civic, charitable, educational, religious, public interest or public service boards, and (iii) manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere, individually or in the aggregate, with the performance of the Executive’s duties and responsibilities hereunder or create a potential business or fiduciary conflict.

(c)          The Executive’s principal place of employment will be at the Company’s headquarters in Norwalk, Connecticut; provided that the Executive may be required to travel from time to time as reasonably necessary for business purposes.

(d)        The Board shall take such action as may be necessary to appoint or elect the Executive as a member of the Board as of the Effective Date. Thereafter, during the Term, the Board shall nominate the Executive for re-election as a member of the Board at the expiration of the then current term; provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements.

3.            Compensation and Benefits.

(a)         Base Salary. During the Term, the Company shall pay to the Executive a base salary at an annual rate of not less than $1,300,000, in substantially equal installments in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s base salary shall be subject to annual review by the Compensation Committee of the Board (the “Committee”), and may be increased, but not decreased from time to time by the Committee. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b)         Incentive Compensation. In respect of each calendar year during the Term commencing with the 2020 calendar year, the Executive shall be entitled to receive short- and long-term incentive compensation (the “Incentive Compensation”) to the extent earned based on performance against objective performance criteria. The performance criteria for any particular calendar year shall be determined in good faith by the Committee, no later than 60 days after commencement of the applicable calendar year, after consultation with the Executive. The Executive’s Incentive Compensation opportunity for a given calendar year shall be $6,700,000 (if target levels of performance are achieved) and shall be allocated between short- and long-term incentive compensation opportunities as determined by the Committee, consistent with the Company’s incentive compensation programs for senior executives of the Company generally. The Company expects the allocation of Incentive Compensation to be approximately $2,275,000 (the “Target Annual Bonus”) for short-term incentive compensation and $4,425,000 for long-term incentive compensation. In carrying out its functions under this Section 3(b), the Committee shall at all times act reasonably and in good faith.

(c)         Retention Bonus. Promptly (and in any event within ten days) following the Effective Date, the Company shall pay the Executive a cash retention bonus of $2,000,000 (the “Retention Bonus”). If the Executive’s employment with the Company is terminated prior to the first anniversary of the Effective Date by the Company for Cause or by the Executive without Good Reason, then the Executive shall promptly (and in any event, within 20 business days following such termination) repay the After-Tax Value to the Company. For the avoidance of doubt, if the Executive’s employment with the Company is terminated for any other reason, the Executive shall not be obligated to repay any portion of the Retention Bonus.

(d)        Benefit Plans. During the Term, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally and/or for the benefit of its senior executives, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time. In addition, the Executive shall be entitled to reimbursement for expenses for an annual physical examination with a physician and at a medical facility of the Executive’s choosing in accordance with the Company’s policy for executive physical examinations as in effect from time to time.

(e)          Paid Time Off. During the Term, the Executive shall be entitled to four weeks of paid time off per calendar year (prorated for any partial years of employment), in accordance with the Company’s policy on accrual and use as in effect from time to time. Paid time off may be taken at such times and intervals as the Executive reasonably determines, subject to the Company’s business needs.

(f)         Business Expenses. The Executive is authorized to incur reasonable business expenses in carrying out the Executive’s duties and responsibilities under this Agreement. The Executive shall be promptly reimbursed for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Term, subject to and in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(g)          Perquisites; Relocation. From the Effective Date until May 13, 2020, the Company shall (i) provide the Executive a corporate apartment in Norwalk, Connecticut on the same terms and conditions as in effect on the Effective Date, (ii) reimburse the Executive for reasonable expenses incurred for commuting to the Company’s headquarters in Norwalk, Connecticut from the Executive’s residences in California and Colorado in accordance with the Company’s reimbursement policy as in effect from time to time, and (iii) provide the Executive with use of a rental car on the same terms and conditions as in effect on the Effective Date. Following May 13, 2020, if the Executive elects to relocate to the Company’s then-current headquarters, the Company shall reimburse the Executive for reasonable relocation expenses in accordance with the Company’s relocation policy as in effect from time to time.

4.            Termination of Employment; Severance.

(a)         General. The Executive’s employment and the Term shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company due to the Executive’s Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by the Executive with or without Good Reason, and (v) the expiration of the Term (the date of such termination, the “Termination Date”).

(b)        Termination Due to the Executive’s Death or Disability. The Executive’s employment and the Term shall terminate automatically upon the Executive’s death. The Company may terminate the Executive’s employment and the Term immediately upon the occurrence of the Executive’s Disability, with such termination to be effective upon the Executive’s receipt of written notice of such termination. Upon a termination of the Executive’s employment and the Term due to the Executive’s death or Disability, the Executive’s estate or the Executive, as applicable, shall be entitled to the following:

(i)           payment of any earned but unpaid Base Salary and any accrued but unused paid time off, in each case, through the Termination Date, no later than 60 days following the Termination Date (or such earlier date as may be required by applicable law);

(ii)          reimbursement for any unreimbursed business expenses incurred through the Termination Date, in accordance with Section 3(f);

(iii)        all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement, payable in accordance therewith;

(iv)        any accrued but unpaid Incentive Compensation due with respect to any performance period ending on or preceding the Termination Date, which amount shall be paid in accordance with Section 3(b) (collectively, clauses (i) through (iv), the “Accrued Benefits”); and

(v)         a pro rata portion of each outstanding Incentive Compensation award that has a performance period that includes the calendar year or quarter in which the Termination Date occurs, determined by multiplying (A) the actual amount of such Incentive Compensation award that the Executive would have received had the Executive’s employment not so terminated, by (B) a fraction, the numerator of which is the number of calendar days during the applicable performance period that the Executive was employed with the Company, and the denominator of which is the total number of calendar days during the applicable performance period, which pro rata portion shall be paid at the time such Incentive Compensation award is paid to similarly situated executives of the Company generally (the “Pro Rata Incentive Compensation”).

Following a termination of the Executive’s employment due to death or Disability, except as set forth in this Section 4(b), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)         Termination by the Company for Cause. The Company may terminate the Executive’s employment at any time for Cause, effective upon delivery to the Executive of written notice of such termination. If the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled only to the Accrued Benefits. Following the termination of the Executive’s employment by the Company for Cause, except as set forth in this Section 4(c), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)          Termination by the Company without Cause; Termination by the Executive with Good Reason; or Termination Due to the Company’s Non-Renewal of the Term. The Company may terminate the Executive’s employment with 60 days prior notice without Cause, effective upon delivery to the Executive of written notice of such termination. The Executive may terminate the Executive’s employment with Good Reason by providing the Company written notice in the manner set forth below. In the event that the Executive’s employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability), by the Executive with Good Reason or due to the Company’s non-renewal of the Term in accordance with Section 1 (each, a “Qualifying Termination”), in each case, subject to Section 4(g), the Executive shall be entitled to:

(i)           the Accrued Benefits;

(ii)         an amount in cash equal to your Base Salary, payable in monthly installments over the 12-month period following the Termination Date; provided, however, that the first such payment shall not be made until the Release (as defined below) becomes non-revocable pursuant to Section 4(g) and such first payment shall include any amounts that would otherwise have been payable between the Termination Date and the date of such first payment; and provided, further, that if the period that the Executive has to consider and revoke the Release pursuant to Section 4(g) commences in one calendar year and ends in a subsequent calendar year, then the first such payment shall not be made until the second calendar year;

(iii)        the Pro Rata Incentive Compensation; and

(iv)        subject to the Executive’s (A) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) that covers the Executive (and the Executive’s eligible dependents) for a period of 12 months following the Termination Date at the Company’s expense; provided that the Executive is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 4(d)(iv) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that if the Executive obtains other employment that offers substantially comparable group health benefits, such continuation of coverage by the Company under this Section 4(d)(iv) shall immediately cease (the payments described in clauses (ii) through (iv), collectively, the “Severance Benefits”).

Payments and benefits provided in this Section 4(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation. Following the termination of the Executive’s employment by the Company without Cause, except as set forth in this Section 4(d), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e)          Change in Control Qualifying Termination. This Section 4(e) shall apply if the Executive’s Qualifying Termination occurs during (i) the one-year period immediately following a Change in Control; or (ii) the six-month period prior to a Change in Control and is related to such Change in Control (as determined by the Board in good faith). If any such Qualifying Termination occurs, the Executive shall receive the benefits set forth in Section 4(d), except that (A) the severance amount set forth in Section 4(d)(ii) will be equal to the product of (1) two, and (2) the sum of the Base Salary (or, if greater, at the time immediately prior to the material decrease in the Base Salary that constitutes Good Reason), and the Target Annual Bonus, and (B) the continued COBRA coverage period set forth in Section 4(d)(iv) will be equal to 18 months following the Termination Date. If a Qualifying Termination occurs pursuant to clause (i) and the applicable Change in Control constitutes a “change in control event” within the meaning of Code Section 409A (as defined below), then the severance amount described in clause (A) shall be payable in a lump sum within 60 days following the Termination Date. If a Qualifying Termination occurs pursuant to clause (i) and the applicable Change in Control does not constitute a “change in control event” within the meaning of Code Section 409A or a Qualifying Termination occurs pursuant to clause (ii), then the Executive shall receive the severance amount described in Section 4(d)(ii) in accordance with the terms thereof and any incremental severance amount provided in clause (A) shall be paid in a lump sum within 60 days following the Termination Date (in the case of a Qualifying Termination pursuant to clause (i)) or 60 days following the date of the Change in Control (in the case of a Qualifying Termination pursuant to clause (ii)), as applicable.

(f)          Termination by the Executive without Good Reason; Termination Due to the Executive’s Non-Renewal of the Term. The Executive may terminate the Executive’s employment without Good Reason by providing 60 days’ prior written notice to the Company or by electing not to renew the Term in accordance with Section 1. The Company may, in its sole discretion, make the Termination Date effective earlier than specified in any notice date, so long as, during any waived portion of the notice period, the Company continues to (i) pay to the Executive the Base Salary and (ii) provide to the Executive the existing benefits in accordance with the terms of the applicable plans. Upon the Executive’s voluntary termination of employment without Good Reason or non-renewal of the Term, the Executive shall be entitled only to the Accrued Benefits. Following any such termination of the Executive’s employment, except as set forth in this Section 4(f), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g)         Release of Claims; Continued Compliance. Notwithstanding any provision herein to the contrary, the payment and provision of the Severance Benefits pursuant to Section 4(d) or Section 4(e) shall be conditioned upon the Executive’s execution, delivery to the Company, and non-revocation of the general release of claims substantially in the form attached hereto as Exhibit A (the “Release”) (and the expiration of any revocation period contained in such Release) within 60 days following the Termination Date. If the Executive fails to execute the Release in such a timely manner so as to permit any revocation period to expire prior to the end of such 60-day period, or timely revokes the Executive’s such release following its execution, the Executive shall not be entitled to any of the Severance Benefits. During such time that the Executive is receiving Severance Benefits, if the Executive materially breaches any restrictive covenant set forth in Section 5 (and such breach is not cured, to the extent susceptible of cure (as determined in the Board’s good faith discretion), within 30 days following the Company’s written notice thereof to the Executive), the Executive’s right to receive the Severance Benefits shall immediately cease and be forfeited.

(h)          No Offset. In the event of termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due to the Executive on account of any remuneration or benefits provided by any subsequent employment the Executive may obtain. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company or any other member of the Company Group may have against the Executive for any reason.

5.           Restrictive Covenants. The Company and the Executive acknowledge and agree that during the Executive’s employment with the Company, the Executive will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company Group. The Executive further acknowledges that (i) the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company Group; (ii) the Executive has had and will continue to have access to Confidential Information that, if disclosed, would unfairly and inappropriately assist in competition against the Company Group; (iii) in the course of the Executive’s employment by a competitor, the Executive could use or disclose such Confidential Information; (iv) members of the Company Group have substantial relationships with their customers, and the Executive has had and will continue to have access to these customers; (v) the Executive has received and will receive specialized training from the Company and other members of the Company Group; and (vi) the Executive has generated and will continue to generate goodwill for the Company and other members of the Company Group in the course of the Executive’s employment. Accordingly, the Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company Group against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Company Group:

(a)         Confidentiality. At all times during the Executive’s employment with the Company and thereafter, the Executive will not, directly or indirectly, use, make available, sell, copy, disseminate, transfer, communicate or otherwise disclose any Confidential Information, other than as authorized in writing by the Company or within the scope of the Executive’s duties with the Company as determined reasonably and in good faith by the Executive. Anything herein to the contrary notwithstanding, the provisions of this Section 5(a) shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b)         Materials. The Executive will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Company. The Executive will return to the Company all Confidential Information and copies thereof and all other property of the Company or any other member of the Company Group at any time upon the request of the Company and in any event immediately after termination of the Executive’s employment. The Executive agrees to identify and return to the Company (or destroy) any copies of any Confidential Information after the Executive ceases to be employed by the Company. Anything to the contrary notwithstanding, nothing in this Section 5 shall prevent the Executive from retaining a home computer (provided all Confidential Information has been removed), papers and other materials of a personal nature, including diaries, calendars and contact lists, information relating to the Executive’s compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, and copies of plans, programs and agreements relating to the Executive’s employment.

(c)          Noncompetition; Nonsolicitation.

(i)          During the Restricted Period, the Executive shall not, directly or indirectly, associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise) with any Competitive Enterprise; provided, however, that the Executive may (A) own, as a passive investor, securities of any such entity that has outstanding publicly traded securities, so long as the Executive’s direct holdings in any such entity shall not in the aggregate constitute more than 2% of the voting power of such entity, and (B) provide services to a portfolio company of a financial sponsor that does not constitute a Competitive Enterprise, irrespective of whether such financial sponsor owns other portfolio companies that do constitute Competitive Enterprises, so long as the Executive does not engage in or assist in the activities of any such portfolio company that is a Competitive Enterprise. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force, and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.

(ii)         During the Restricted Period, the Executive shall not solicit, entice, persuade or induce any individual who is employed or engaged by any member of the Company Group (or who was so employed or engaged within 12 months immediately preceding the Termination Date) to terminate or refrain from continuing such employment or engagement or to become employed by or enter into contractual relations with any other individual or entity other than a member of the Company Group, and the Executive shall not hire, directly or indirectly, on the Executive’s behalf or on behalf of any other person, as an employee, consultant or otherwise, any such person; provided, however, that the Executive will not be in breach of this Section 5(c)(ii) for (A) general solicitations not targeted at employees engaged with the Company Group and (B) responding to an unsolicited request to serve as a business reference for a former employee of the Company Group to the extent the Executive does not encourage the former employee to become employed by a person or entity that employs the Executive or with which the Executive is otherwise associated.

(d)         Mutual Nondisparagement. The Executive agrees not to, at any time, make negative comments about or otherwise disparage any member of the Company Group or any officer, director, employee, shareholder, agent or product of any member of the Company Group, other than in the good faith performance of the Executive’s duties to the Company while the Executive is employed by the Company. The Company shall instruct members of the Board and officers of the Company as of the Termination Date to refrain from making negative comments about or otherwise disparaging the Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e)          Inventions.

(i)         The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to or improved with the use of any Company resources and/or within the scope of the Executive’s work with the Company, or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Executive, solely or jointly with others, during the Term, or (B) suggested by any work that the Executive performs in connection with the Company, either while performing the Executive’s duties with the Company or on the Executive’s own time, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of the Term, or upon the Company’s earlier written request. The Executive irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Term, make such applications, sign such papers, take all rightful oaths and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Executive from the Company. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense.

(ii)         In addition, the Inventions will be deemed “works made for hire,” as such term is defined under the copyright laws of the United States (“Work for Hire”), on behalf of the Company, and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Executive hereby irrevocably conveys, transfers and assigns to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

(iii)        18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(f)         Conflicting Obligations and Rights. The Executive agrees to inform the Company of any apparent conflicts between the Executive’s work for the Company and any obligations the Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

(g)         Reasonableness of Restrictive Covenants. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 5. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and the other members of the Company Group and their Confidential Information, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and the other members of the Company Group, and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 5. It is also agreed that each member of the Company Group will have the right to enforce all of the Executive’s obligations to any other member of the Company Group under this Agreement, including without limitation pursuant to this Section 5.

(h)         Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i)         Enforcement; Tolling. The Executive acknowledges that in the event of any breach or threatened breach of this Section 5, the business interests of the Company and the other members of the Company Group will be irreparably injured, the full extent of the damages to the Company and the other members of the Company Group will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and the other members of the Company Group, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement. In the event of any violation of the provisions of Section 5(c), the Executive acknowledges and agrees that the Restricted Period shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the Restricted Period shall be tolled during any period of such violation.

6.           Cooperation. Upon the receipt of reasonable notice from the Company (including through outside counsel), the Executive agrees that, while employed by the Company and for a period of 24 months thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, other members of the Company Group and their respective representatives, in defense of any claims that may be made against the Company or any other member of the Company Group, and will assist the Company and other members of the Company Group in the prosecution of any claims that may be made by the Company or any other member of the Company Group, to the extent that such claims are based on facts occurring during the Executive’s employment with the Company (collectively, the “Claims”). During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any other member of the Company Group without giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 6. The Company shall cooperate with the Executive on the timing and location of the Executive’s cooperation and use its good faith efforts to limit any travel or interference with the Executive’s other professional commitments. In addition, following the Executive’s termination of employment, to the extent the Executive is not receiving any severance payments, the Executive shall be compensated for the time spent for such cooperation at an hourly rate determined based on the Executive’s Base Salary at the rate in effect as of the Termination Date.

7.           Indemnification. During the Term and thereafter, the Company agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company. During the Term and thereafter, the Company also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification. The Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within ten business days after notification thereof), which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense. This Section 7 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

8.            Whistleblower Protection; Protected Activity.

(a)          Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive shall not be required to notify the Company that such reports or disclosures have been made.

(b)        The Executive hereby acknowledges and agrees that nothing in this Agreement shall in any way limit or prohibit the Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean (i) filing a charge, complaint or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Equal Employment Opportunity Commission, the Department of Labor, the Occupational Safety and Health Administration, and the National Labor Relations Board (the “Government Agencies”), or (ii) any rights the Executive may have under Section 7 of the National Labor Relations Act or equivalent state law to engage in concerted protected activity or to discuss the terms of employment or working conditions with or on behalf of coworkers, or to bring such issues to the attention of the Board at any time. The Executive understands that in connection with such Protected Activity, the Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, the Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the relevant Government Agencies. The Executive further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

9.           Notices. All notices, demands, requests or other communications, which may be or are required to be given or made by any party to any other party pursuant to this Agreement, shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by e-mail addressed as follows:

(i)          If to the Company:

Frontier Communications Corporation
401 Merritt 7
Norwalk, Connecticut 06851
Attention: Mark D. Nielson, Executive Vice President, Chief Legal Officer, and Chief Transition Officer
E-Mail:

(ii)         If to the Executive:

Address last shown on the Company’s books and records

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of e-mail transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

10.        Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law. If any term or provision of this Agreement is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

11.          Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 5 through 22 shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

12.          No Assignments. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (a) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder; and (b) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor corporation. The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

13.          Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

14.          Amendments; Modifications; Waivers. No provision of this Agreement may be amended, modified, waived or discharged, unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated by the Board. For purposes of this Section 14, a “writing” shall not include facsimile or e-mail. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time unless such waiver specifically states that it is to be construed as a continuing waiver.

15.         Section Headings; Inconsistency. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control, unless otherwise expressly provided.

16.         Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

17.          Dispute Resolution. Except for the rights to seek specific performance provided in Section 5, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by the Executive relating to the Executive’s employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Such arbitration process shall take place in Connecticut. A court of competent jurisdiction may enter judgment upon the arbitrator’s award. All costs and expenses of arbitration (other than fees and disbursements of counsel) shall be borne by the Company. Fees and disbursements of counsel shall be borne by the respective party incurring such costs and expenses.

18.         Entire Agreement; Advice of Counsel. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein, and supersedes and replaces all other agreements related to the subject matter hereof of, including, without limitation, the Consulting Agreement. The Executive acknowledges that, in connection with the Executive’s entry into this Agreement, the Executive was advised by an attorney of the Executive’s choice on the terms and conditions of this Agreement, including, without limitation, on the application of Code Section 409A on the payments and benefits payable or to be paid to the Executive hereunder.

19.          Counterparts. This Agreement may be executed (including by e-mail with scan attachment) in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20.          Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

21.          Code Section 409A.

(a)         General. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom.

(b)         Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 21(a) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)         Reimbursements and In-Kind Benefits. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)         Installment Payments. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)         No Offset. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

22.          Definitions.

“Affiliate” means any entity controlled by, in control of, or under common control with, the Company.

“After-Tax Value” means the aggregate amount of the Retention Bonus net of any taxes the Executive is required to pay in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment. The Company shall determine in good faith the After-Tax Value, which determination shall be final, conclusive, and binding.

“Cause” means (a) the Executive’s willful and continued failure (other than as a result of physical or mental illness or injury) to perform the Executive’s material duties to the Company Group, which continues beyond 10 business days after a written demand for substantial performance is delivered to the Executive by the Company (which demand shall identify and describe such failure with sufficient specificity to allow the Executive to respond); (b) willful or intentional conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, which is not cured within 10 business days after written notice of the conduct is delivered to the Executive by the Company (which notice shall identify and describe such conduct with sufficient specificity to allow the Executive to respond); (c) conviction of, or a plea of guilty or nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof, or a misdemeanor involving moral turpitude; (d) a material violation of the Company’s code of conduct (which shall have been provided to the Executive), subject to reasonable notice and opportunity (and, in any event, at least 10 business days from when written notice of the violation is delivered to the Executive by the Company (which notice shall identify and describe such violation with sufficient specificity to allow the Executive to respond)) to cure (if curable, without being inconsistent with the interests of the Company, as reasonably determined in good faith by the Board); or (e) the Executive’s material breach of Section 5, which is not cured within 10 business days after written notice of the breach is delivered to the Executive by the Company (which notice shall identify and describe such breach with sufficient specificity to allow the Executive to respond).

“Change in Control” has the meaning set forth in the Frontier Communications Corporation 2017 Equity Incentive Plan as in effect on the Effective Date.

“Company Group” means the Company and each of its Subsidiaries.

“Competitive Enterprise” means a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in the primary business of the Company Group in the United States of America.

“Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company Group. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Company, information publicly available or generally known within the industry or trade in which the Company competes and information or knowledge possessed by the Executive prior to the Executive’s employment by the Company, shall not be considered Confidential Information.

“Disability” means becoming eligible for long-term disability payments under the Company’s Long-Term Disability program.

“Good Reason” means, unless otherwise agreed to in writing by the Executive, (a) the failure of the Company to pay or cause to be paid the Executive’s Base Salary or Incentive Compensation if and when payable in accordance with its terms; (b) any material diminution in the Executive’s position, authority or responsibilities in effect immediately prior to such diminution, including a requirement that the Executive report to a corporate officer or an employee instead of reporting directly to the Board; (c) a relocation of the Executive’s principal office location of more than 50 miles from the Company’s Norwalk, Connecticut headquarters or a relocation of the Executive’s principal office location of a shorter distance that the Committee determines, in good faith, causes the Executive material hardship; (d) a decrease by the Company of the Executive’s Base Salary or target Incentive Compensation in effect immediately prior to such decrease that is sufficient to be treated as an involuntary termination under Treasury Regulations § 1.409A-1(n)(2); (e) on or following a Change in Control, a material decrease in the Executive’s aggregate employee benefits that is sufficient to be treated as an involuntary termination under Treasury Regulations § 1.409A-1(n)(2); (f) on or following a Change in Control, a material diminution in the Executive’s reporting relationships, duties or responsibilities, including, without limitation, ceasing to be a chief executive officer who reports directly to the board of directors of a public company; or (g) upon a Change in Control, a successor to the Company failing to expressly assume this Agreement. Notwithstanding the foregoing, a resignation will only qualify as being for “Good Reason” if, within 90 days of the initial existence of a condition listed above (or, if later, the time at which the Executive knew or reasonably should have known of its existence), the Executive provides notice to the Company of the existence of a supposedly qualifying condition and the related circumstances that cause it to qualify, and within 30 days after such notice, the Company does not remedy the condition.

“Restricted Period” means the period commencing on the Effective Date and ending 12 months following the termination of the Executive’s employment with the Company.

“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

FRONTIER COMMUNICATIONS CORPORATION

By:	/s/ Mark D. Nielsen
	Name:	Mark D. Nielsen
	Title:	Executive Vice President, Chief
Legal Officer, Chief Transaction
Officer and Secretary

Date: December 3, 2019

EXECUTIVE

By:	/s/ Bernard L. Han
	Name:	Bernard L. Han

Date: December 3, 2019

[Signature Page to Employment Agreement]

EXHIBIT A
GENERAL RELEASE

I, Bernard L. Han, in consideration of and subject to the performance by Frontier Communications Corporation (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement, dated as of December 3, 2019 (the “Agreement”), do hereby release and forever discharge, as of the date hereof, the Company and its Subsidiaries and Affiliates and all of their respective present, former and future managers, directors, officers, employees, successors and assigns of the Company and its Subsidiaries and Affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.
My employment with the Company terminated as of [________], 201[ ], and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or any other member of the Company Group (or reaffirm any such resignation that may have already occurred). I understand that any payments or benefits paid or granted to me under Section 4 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 4 of the Agreement, unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. I understand and agree that such payments and benefits are subject to Sections 5 and 6 of the Agreement, which (as noted below) expressly survive my termination of employment and the execution of this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its Affiliates.

2.
Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement that expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself and my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter‑claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date on which I execute this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties, which I, my spouse, or any of my heirs, executors, administrators or assigns may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.

4.
I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 that arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.
I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (a) any right to the Accrued Benefits or any Severance Benefits to which I am entitled under the Agreement, (b) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (c) my rights as an equity or security holder in the Company or its Affiliates.

6.
In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.
I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.
I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment.

9.
I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company as required by law.

10.
Any nondisclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD) or any other self‑regulatory organization or governmental entity.

11.	I hereby acknowledge that Sections 5 through 22 of the Agreement shall survive my execution of this General Release.

12.
I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those that I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and that, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.
Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.
Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING, BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)
I HAVE HAD AT LEAST [21] / [45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21] / [45]‑DAY PERIOD;

(vi)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED: